EXHIBIT 99.03

                           KENTUCKY UTILITIES COMPANY
                        DIRECTOR AND OFFICER INFORMATION

The outstanding stock of Kentucky Utilities Company ("KU") is divided into three classes: Common Stock, without par value, Preferred Stock, without par value, and Preference Stock, without par value. As of the close of business on February 25, 2000, the following shares of each were outstanding:


                  Common Stock, without par value.........................................       37,817,878 shares
                  Preferred Stock, without par value (stated value $100 per share)
                  4.75% series ...........................................................          200,000 shares
                  6.53% series ...........................................................          200,000 shares


All of the outstanding common stock of Kentucky Utilities Company ("KU") is owned by LG&E Energy Corp. ("LG&E Energy"). As of February 25, 2000, all directors, nominees for director and executive officers of KU as a group beneficially owned no shares of KU Preferred Stock.

                    INFORMATION ABOUT DIRECTORS AND NOMINEES

         The following contains certain information as of February 25, 2000, concerning the nominees for director, as well as the directors whose terms of office continue after the 2000 Annual Meeting of shareholders (the "Annual Meeting") of KU.

         NOMINEES FOR DIRECTORS WITH TERMS EXPIRING AT 2003 ANNUAL MEETING OF SHAREHOLDERS

         WILLIAM C. BALLARD, JR. (AGE 58)

         Mr. Ballard has been of counsel to the law firm of Greenebaum Doll & McDonald PLLC since May 1992. He served as Executive Vice President and Chief Financial Officer of Humana, Inc., a healthcare services company, from 1978 until May 1992. Mr. Ballard is a graduate of the University of Notre Dame, and received his law degree, with honors, from the University of Louisville School of Law. He also received a Master of Law degree in taxation from Georgetown University. Mr. Ballard has been a director of LG&E Energy since August 1990, of Louisville Gas and Electric Company ("LG&E") since May 1989 and of KU since May 1998. Mr. Ballard is also a member of the Board of Directors of United Healthcare Corp., Health Care REIT, Inc., Healthcare Recoveries, Inc. and Mid-America Bancorp.

         T. BALLARD MORTON, JR. (AGE 68)

         Mr. Morton has been Executive in Residence at the College of Business and Public Administration of the University of Louisville since 1983. Mr. Morton is a graduate of Yale University. Mr. Morton has been a director of LG&E Energy since August 1990, of LG&E since May 1967 and of KU since May 1998. Mr. Morton is also a member of the Board of Directors of the Kroger Company.

         WILLIAM L. ROUSE, JR. (AGE 67)

         Mr. Rouse was Chairman of the Board and Chief Executive Officer and director of First Security Corporation of Kentucky, an Owensboro, Kentucky multi-bank holding company, prior to his retirement in 1992. Mr. Rouse is a graduate of the University of Kentucky. Mr. Rouse has been a director of LG&E Energy and LG&E since May 1998 and of KU since 1989. Mr. Rouse is also a member of the Board of Directors of Ashland, Incorporated, [Arch Coal, Inc.] and Kentucky-American Water Company, a subsidiary of American Water Works Company, Inc.

         CHARLES L. SHEARER, PH.D. (AGE 57)

         Dr. Shearer has been President of Transylvania University since July 1983. Dr. Shearer is a graduate of the University of Kentucky and received a master's degree in diplomacy and international commerce from that institution. He also received a master's degree and a doctorate in economics from Michigan State University. Dr. Shearer has been a director of LG&E Energy and LG&E since May 1998 and of KU since 1987.

DIRECTORS WHOSE TERMS EXPIRE AT 2001 ANNUAL MEETING OF SHAREHOLDERS

         OWSLEY BROWN II (AGE 57)

         Mr. Brown has been the Chairman and Chief Executive Officer of Brown-Forman Corporation, a consumer products company, since July 1995, and was President of Brown-Forman Corporation from 1987 to 1995. Mr. Brown was first named Chief Executive Officer of Brown-Forman Corporation in July 1994. Mr. Brown is a graduate of Yale University, and received his master's degree in business administration from Stanford University. He has been a director of LG&E Energy since August 1990, of LG&E since May 1989 and of KU since May 1998. Mr. Brown is also a member of the Board of Directors of Brown-Forman Corporation and North American Coal Corporation, a subsidiary of NACCO Industries, Inc.

         J. DAVID GRISSOM (AGE 61)

         Mr. Grissom has been Chairman of Mayfair Capital, Inc., a private investment firm, since April 1989. He served as Chairman and Chief Executive Officer of Citizens Fidelity Corporation from April 1977 until March 31, 1989. Upon the acquisition of Citizens Fidelity Corporation by PNC Financial Corp. in February 1987, Mr. Grissom served as Vice Chairman and as a Director of PNC Financial Corp. until March 1989. Mr. Grissom is a graduate of Centre College and the University of Louisville School of Law. Mr. Grissom has been a director of LG&E Energy since August 1990, of LG&E since January 1982 and of KU since May 1998. He is also a member of the Board of Directors of Providian Financial Corporation and Churchill Downs, Inc.

         CAROL M. GATTON (AGE 67)

         Mr. Gatton has been Chairman and Director of Area Bancshares Corporation, an Owensboro, Kentucky bank holding company, since April 1976. Mr. Gatton is also owner of Bill Gatton Chevrolet-Cadillac-Isuzu in Bristol, Tennessee. Mr. Gatton is a graduate of the University of Kentucky, and received a master's degree in business administration from the University of Pennsylvania, Wharton School of Business. Mr. Gatton has been a director of LG&E Energy and LG&E since May 1998 and of KU since 1996.

         LEE T. TODD, JR., PH.D. (AGE 53)

         Dr. Todd has been President and Chief Executive Officer and director of DataBeam Corporation, a Lexington, Kentucky high-technology firm, since April 1976. Dr. Todd is a graduate of the University of Kentucky. He also received a master's degree and doctorate in electrical engineering from the Massachusetts Institute of Technology. Dr. Todd has been a director of LG&E Energy and LG&E since May 1998 and of KU since 1995.

DIRECTORS WHOSE TERMS EXPIRE AT 2002 ANNUAL MEETING OF SHAREHOLDERS

         MIRA S. BALL (AGE 65)

         Mrs. Ball has been Secretary-Treasurer and Chief Financial Officer of Ball Homes, Inc., a residential developer and property management company in Lexington, Kentucky, since August 1959. Mrs. Ball is a graduate of the University of Kentucky. Mrs. Ball has been a director of LG&E Energy and LG&E since May 1998 and of KU since 1992.

         ROGER W. HALE (AGE 56)

         Mr. Hale has been a Director and Chairman of the Board and Chief Executive Officer of LG&E Energy since August 1990. Mr. Hale served as President of LG&E Energy from August 1990 to May 1998. Mr. Hale has also been Chief Executive Officer and a Director of LG&E since June 1989, Chairman of the Board of LG&E since February 1, 1990, and served as President of LG&E from June 1989 until January 1, 1992. Mr. Hale has been a Director and Chairman of the Board and Chief Executive Officer of KU since May 1998. Prior to his coming to LG&E, Mr. Hale served as Executive Vice President of Bell South Enterprises, Inc. Mr. Hale is a graduate of the University of Maryland, and received a master's degree in management from the Massachusetts Institute of Technology, Sloan School of Management. Mr. Hale is also a member of the Board of Directors of Global TeleSystems Group, Inc. and H&R Block, Inc.

         DAVID B. LEWIS (AGE 55)

         Mr. Lewis is a founding partner of the law firm of Lewis & Munday, a Professional Corporation, in Detroit, Michigan. Since 1972, Mr. Lewis has served as Chairman of the Board and a Director of the firm. Mr. Lewis is a graduate of Oakland University and received his law degree from the University of Michigan Law School. He also received a master's degree in business administration from the University of Chicago Graduate School of Business. Mr. Lewis has been a director of LG&E Energy and LG&E since November 1992 and of KU since May 1998. Mr. Lewis is also a member of the Board of Directors of TRW, Inc., M.A. Hanna Company and Comerica Bank, a subsidiary of Comerica Incorporated.

         ANNE H. MCNAMARA (AGE 52)

         Mrs. McNamara has been Senior Vice President and General Counsel of AMR Corporation and its subsidiary, American Airlines, Inc., since June 1988. Mrs. McNamara is a graduate of Vassar College, and received her law degree from Cornell University. She has been a director of LG&E Energy and LG&E since November 1991 and of KU since May 1998. Mrs. McNamara is also a member of the Board of Directors of The SABRE Group Holdings, Inc.

         FRANK V. RAMSEY, JR. (AGE 68)

         Mr. Ramsey has been President and a Director of Dixon Bank, Dixon, Kentucky, since October 1972. Mr. Ramsey is a graduate of the University of Kentucky. Mr. Ramsey has been a director of LG&E Energy and LG&E since May 1998 and of KU since 1986.

                  INFORMATION CONCERNING THE BOARD OF DIRECTORS

         Each member of the board of directors of KU is also a director of LG&E Energy and LG&E. The committees of the board of directors of KU include an Audit Committee, a Compensation Committee and a Nominating and Governance Committee. Pursuant to board and committee resolutions, the Long-Range Planning Committee was discontinued in December 1999. The directors who are members of the various committees of KU serve in the same capacity for purposes of the LG&E Energy and LG&E boards of directors.

         During 1999, there were a total of 11 meetings of the KU board. All directors attended 75% or more of the total number of meetings of the board of directors and committees of the board on which they served.

COMPENSATION OF DIRECTORS

         Directors who are also officers of LG&E Energy or its subsidiaries, including KU, receive no compensation in their capacities as directors. During 1999, non-employee directors received a retainer of approximately $2,333 per month, or $28,000 annually ($30,000 annually for committee chairmen), a fee for board meetings of $1,100 per meeting, a fee for each committee meeting of $1,000 and, where appropriate, reimbursement for expenses incurred in traveling to meetings. Non-employee directors residing out of Kentucky received an additional $1,000 compensation for each board or committee meeting they attended. The foregoing amounts represent the aggregate fees paid to directors in their capacities as directors of LG&E Energy, LG&E and KU during 1999.

         Non-employee directors of KU may elect to defer all or a part of their fees (including retainers, fees for attendance at regular and annual meetings, committee meetings and travel compensation) pursuant to the LG&E Energy

Corp. Deferred Stock Compensation Plan (the "Deferred Stock Plan"). Each deferred amount is credited by LG&E Energy to a bookkeeping account and then is converted into a stock equivalent on the date the amount is credited. The number of stock equivalents credited to the director is based upon the average of the high and the low sale price of LG&E Energy common stock on the New York Stock Exchange for the five trading days prior to the conversion. Additional stock equivalents will be added to stock accounts at the time that dividends are declared on LG&E Energy common stock, in an amount equal to the amount of LG&E Energy common stock that could be purchased with dividends that would be paid on the stock equivalents if converted to LG&E Energy common stock. In the event that LG&E Energy is a party to any consolidation, recapitalization, merger, share exchange or other business combination such as the proposed merger with PowerGen in which all or a part of the outstanding LG&E Energy common stock is changed into or exchanged for stock or other securities of the other entity or LG&E Energy, or for cash or other property, the stock account of a participating director shall be converted to such new securities or consideration equal to the amount each share of LG&E Energy common stock received, multiplied by the number of share equivalents in the stock account. Accordingly, if the merger with PowerGen is completed, each share equivalent will be converted into the right to receive $24.85 in cash, without interest.

         A director will be eligible to receive a distribution from his or her account only upon termination of service by death, retirement or otherwise. Following departure from the Board, the distribution will occur, at the director's election, either in one lump sum or in no more than five annual installments. The distribution will be made, at the director's election, either in LG&E Energy common stock or in cash equal to the then-market price of the LG&E Energy common stock allocated to the director's stock account. At February 25, 2000, 7 directors of KU were participating in the Deferred Stock Plan.

         Non-employee directors also receive stock options pursuant to the LG&E Energy Corp. Stock Option Plan for Non-Employee Directors (the "Directors' Option Plan"), which was approved by the shareholders at the 1994 annual meeting. Under the terms of the Directors' Option Plan, upon initial election or appointment to the Board, each new director, who has not been an employee or officer of LG&E Energy within the preceding three years, receives an option grant for 4,000 shares of LG&E Energy common stock. Following the initial grant, eligible directors receive an annual option grant of 4,000 shares on the first Wednesday of each February. Option grants for 1994-1996 were for 2,000 shares, all of which were adjusted in April 1996 to reflect a two-for-one stock split. The option exercise price per share for each share of LG&E Energy common stock is the fair market value at the time of grant. Options granted are not exercisable during the first twelve months from the date of grant and will terminate 10 years from the date of grant. In the event of a tender offer or an exchange offer for shares of LG&E Energy common stock, all then exercisable, but unexercised options granted under the Directors' Option Plan will continue to be exercisable for thirty days following the first purchase of shares pursuant to such tender or exchange offer.

         The Directors' Option Plan authorizes the issuance of up to 500,000 shares of LG&E Energy common stock, of which 295,000 shares are subject to existing options at a weighted average per share price of $21.93. As of February 25, 2000, each non-employee director held 24,000 exercisable options and 4,000 unexercisable options, with the exception of Mrs. McNamara, who held 23,000 exercisable options and 4,000 unexercisable options, and Messrs. Gatton, Ramsey and Rouse, Mrs. Ball and Drs. Shearer and Todd, who each held 8,000 exercisable and 4,000 unexercisable options. The number of shares subject to the Directors' Option Plan and subject to awards outstanding under the plan will adjust with any stock dividend or split, recapitalization, reclassification, merger, consolidation, combination or exchange of shares, or any similar corporate change. Options held by a director under the Directors' Option Plan will be converted upon completion of the merger at the director's election into either options to acquire ADS's of PowerGen or cash.

AUDIT COMMITTEE

         The Audit Committee of the Board is composed of Messrs. Ballard, Brown, Gatton, Grissom, Lewis and Ramsey, Mrs. Ball and Drs. Shearer and Todd. During 1999, the Audit Committee maintained direct contact with the independent auditors and KU's Internal Auditor to review the following matters: the adequacy of KU's accounting and financial reporting procedures; the adequacy and effectiveness of KU's system of internal accounting controls; the scope and results of the annual audit and any other matters relative to the audit of KU's accounts and financial affairs that the Committee, the Internal Auditor, or the independent auditors deemed necessary. The Audit Committee met four times during 1999.

COMPENSATION COMMITTEE

         The Compensation Committee, composed of non-employee directors, approves the compensation of the Chief Executive Officer and the executive officers of LG&E Energy, LG&E and KU. The Committee makes recommendations to the full Board regarding benefits provided to executive officers and the establishment of various employee benefit plans. The members of the Compensation Committee are Messrs. Gatton, Grissom, Morton, Ramsey and Rouse and Mrs. McNamara. The Compensation Committee met five times during 1999.

NOMINATING AND GOVERNANCE COMMITTEE

         The Nominating and Governance Committee is composed of the Chairman of the Board and certain other directors. The Committee reviews and recommends to the Board of Directors nominees to serve on the Board and their compensation. The Committee considers nominees suggested by other members of the Board, by members of management and by shareholders. To be considered for inclusion in the slate of nominees proposed by the Board of Directors at an annual meeting, shareholder recommendations must be submitted in writing to the Secretary of KU not later than 120 days prior to the annual meeting. In addition, the Articles of Incorporation and bylaws of KU contain procedures governing shareholder nominations for election of directors at a shareholders' meeting. The Chairman of the annual meeting may refuse to acknowledge the nomination of any person not made in compliance with these procedures. The members of the Nominating and Governance Committee are Messrs. Ballard, Brown, Hale (ex officio), Lewis, Ramsey and Rouse, Mrs. Ball and Mrs. McNamara and Dr. Shearer. The Nominating and Governance Committee met three times during 1999.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

         The following table shows the cash compensation paid or to be paid by LG&E Energy or any of its subsidiaries, as well as certain other compensation paid or accrued for those years, to the Chief Executive Officer and the next four highest compensated executive officers of LG&E Energy who were serving as such at December 31, 1999, in all capacities in which they served during 1997, 1998 and 1999:

SUMMARY COMPENSATION TABLE


                                                                                           LONG-TERM COMPENSATION
                                                                                           ----------------------
                                            ANNUAL COMPENSATION                               AWARDS      PAYOUTS
                                            -------------------                               ------      -------
           NAME AND              YEAR    SALARY      BONUS       OTHER      RESTRICTED     SECURITIES         LTIP       ALL OTHER
      PRINCIPAL POSITION         ----      ($)        ($)        ANNUAL        STOCK       UNDERLYING       PAYOUTS       COMPEN-
      ------------------                   ---        ---        COMP.        AWARDS      OPTIONS/SARS       ($)(1)        SATION
                                                                  ($)           ($)            (#)           ------         ($)
                                                                  ---           ---            ---                          ---
Roger W. Hale                     1999  770,000       703,800    47,599        2,919,489     102,122              0      55,596(2)
  Chairman of the Board and                                                 See note (3)                  See note (1)
  Chief Executive Officer         1998  700,000       649,800    32,301                      133,588        821,581      36,191
                                  1997  580,000       311,808    18,212                       67,728        313,037      26,675

R. Foster Duncan                  1999  325,000       215,788    52,440         ___           34,483              0(1)   15,623(2)
  Executive Vice President        1998  262,903(4)    210,000    69,687(4)      ___           81,221            ___          4,785
  and Chief Financial Officer

John R. McCall                    1999  300,000       204,930     7,171         ___           31,830              0(1)   17,252(2)
  Executive Vice President,       1998  260,000       140,399     7,870         ___           34,733         96,635      15,582
  General Counsel and             1997  245,000       114,764     6,922         ___           15,605         32,306      11,414
  Corporate Secretary

Wayne T. Lucas                    1999  273,000       154,818     2,919         ___           25,345              0(1)   15,544
  Executive Vice President-       1998  252,035       161,822     1,307         ___           23,028              0       9,500
  Power Generation                1997  215,792        69,555     1,271         ___              ___         29,576       4,750

Frederick J. Newton, III          1999  255,000       171,641     6,731         ___           20,292              0(1)    8,712
  Senior Vice President and       1998  217,100(4)     99,253    69,229(4)      ___           16,668            ___       3,328
  Chief Administrative
  Officer


-----------

(1) Due to Company stock performance compared to peer group, no Long-Term Plan payouts were made for 1997-1999 performance cycle.

(2) Includes employer contributions to 401(k) plan, nonqualified thrift plan and employer paid life insurance premiums in 1999 as follows: Mr. Hale $4,358, $18,288 and $32,950, respectively; Mr. Duncan $4,775,
         $10,113 and $735, respectively; Mr. McCall $4,662, $8,250 and $4,340, respectively; Mr. Lucas $3,336, $7,508 and $4,700, respectively; and Mr. Newton $3,825, $3,825 and $1,062, respectively.

(3) Amount shown represents dollar value of restricted stock awards, determined by multiplying the number of shares in each award by the closing market price as of the receipt date of grant. These awards do not represent currently-realizable compensation to Mr. Hale. The restricted shares are forfeited in the event Mr. Hale's employment is terminated for any reason prior to May 4, 2003, the term of his current employment agreement, other than due to death, disability or termination following a change in control. Under Mr. Hale's new employment agreement, the restricted shares will be converted to a right to receive merger consideration of $24.85 per share in cash, without interest. Income tax is payable upon the awards at the time of their vesting. Dividends are paid in the form of additional grants of restricted shares representing reinvested dividends and are subject to the same vesting date and conditions as the initial grant. At December 31, 1999, the aggregate restricted stock holdings of Mr. Hale were 137,571 shares ($2,398,894) valued at such year-end closing market price.

(4) Reported compensation is only for a portion of the year. Mr. Duncan joined LG&E Energy on January 12, 1998 and Mr. Newton joined LG&E Energy on May 7, 1998. "Other Annual Compensation" for that year includes a relocation payments of $68,686 and $69,229, respectively.

                             OPTION/SAR GRANTS TABLE
                      OPTION/SAR GRANTS IN 1999 FISCAL YEAR

         The following table contains information at December 31, 1999, with respect to grants of stock options and stock appreciation rights (SARs) to the named executive officers:


                                                                                                       POTENTIAL
                                                                                                  REALIZABLE VALUE AT
                                                                                                    ASSUMED ANNUAL
                                                                                                    RATES OF STOCK
                                                                                                  PRICE APPRECIATION
                                    INDIVIDUAL GRANTS                                               FOR OPTION TERM
                                    -----------------                                               ---------------
                             NUMBER OF         PERCENT OF
                             SECURITIES          TOTAL          EXERCISE
                             UNDERLYING       OPTIONS/SARS       OR BASE      EXPIRATION
          NAME              OPTIONS/SARS       GRANTED TO         PRICE          DATE         0%($)      5% ($)         10%($)
          ----                GRANTED         EMPLOYEES IN         ($/           ----         -----     --------     ---------
                              (#) (1)         FISCAL YEAR        SHARE)
                              -------         -----------        ------
Roger W. Hale                   102,122            16.8%           25.75         02/03/2009     0       1,653,767    3,819,887
R. Foster Duncan                 34,483             5.7%           25.75         02/03/2009     0         558,419    1,289,841
John R. McCall                   31,830             5.2%           25.75         02/03/2009     0         515,456    1,190,605
Wayne T. Lucas                   25,345             4.2%           25.75         02/03/2009     0         410,438      948,033
Frederick J. Newton, III         20,292             3.3%           25.75         02/03/2009     0         328,609      759,025


-----------

(1) Options are awarded at fair market value at time of grant; unless otherwise indicated, options vest in one year and are exercisable over a ten-year term.

                  OPTION/SAR EXERCISES AND YEAR-END VALUE TABLE
               AGGREGATED OPTION/SAR EXERCISES IN 1999 FISCAL YEAR
                          AND FY-END OPTION/SAR VALUES

         The following table sets forth information with respect to the named executive officers concerning the exercise of options and/or SARs during 1999 and the value of unexercised options and SARs held by them as of December 31, 1999:


                                                                                                                      VALUE OF
                                                                                           NUMBER OF SECURITIES      UNEXERCISED
                                                                 SHARES                         UNDERLYING          IN-THE-MONEY
                                                                ACQUIRED                       UNEXERCISED         OPTIONS/SARS AT
                                                              ON EXERCISE      VALUE           OPTIONS/SARS            FY-END
                                                              ------------     ------         AT FY-END (#)            ($)(1)
                            NAME                                   (#)      REALIZED ($)    EXERCISABLE/UNEX-     EXERCISABLE/UNEX-
                            ----                                   ---      ------------    -----------------     -----------------
                                                                                                ERCISABLE             ERCISABLE
                                                                                                ---------             ---------
Roger W. Hale                                                       0            N/A             269,630/102,122              /
R. Foster Duncan                                                    0            N/A               81,221/34,483              /
John R. McCall                                                      0            N/A               72,384/31,830              /
Wayne T. Lucas                                                      0            N/A               23,028/25,345              /
Frederick J. Newton, III                                            0            N/A               16,668/20,292              /


-----------

(1) Dollar amounts reflect market value of LG&E Energy common stock at year-end, minus the exercise price.

                      LONG-TERM INCENTIVE PLAN AWARDS TABLE
               LONG-TERM INCENTIVE PLAN AWARDS IN 1999 FISCAL YEAR

         The following table provides information concerning awards made in 1999 to the named executive officers under the Long-Term Plan.


                                                    NUMBER       PERFORMANCE OR
                                                  OF SHARES,      OTHER PERIOD
                                                   UNITS OR          UNTIL
                                                     OTHER         MATURATION        THRESHOLD(#)        TARGET(#)       MAXIMUM(#)
                    NAME                            RIGHTS         OR PAYOUT         ------------        ---------       ----------
                    ----                            ------         ---------              ESTIMATED FUTURE PAYOUTS UNDER
                                                                                            NON-STOCK PRICE BASED PLANS
                                                                                              (NUMBER OF SHARES) (1)
                                                                                              ----------------------
Roger W. Hale                                        39,346         12/31/2001              15,738          39,346            59,019
R. Foster Duncan                                      6,643         12/31/2001               2,657           6,643             9,965
John R. McCall                                        6,132         12/31/2001               2,453           6,132             9,198
Wayne T. Lucas                                        4,882         12/31/2001               1,953           4,882             7,323
Frederick J. Newton, III                              3,909         12/31/2001               1,564           3,909             5,864


-----------

(1) The table indicates the number of performance units that are paid 50% in stock and 50% in cash at maturation.

         Each performance unit awarded represents the right to receive an amount payable 50% in LG&E Energy common stock and 50% in cash on the date of payout, the latter portion being payable in cash in order to facilitate the payment of taxes by the recipient. The amount of the payout is determined by the then-fair market value of LG&E Energy common stock. For awards made in 1999, the Long-Term Plan rewards executives on a three-year rolling basis dependent upon the total shareholder return for shareholders. The target for award eligibility requires that LG&E Energy shareholders earn a total return at a preset level in comparison to that of the utility holding companies and gas and electric utilities in the Long-Term Plan Peer Group. The Committee sets a contingent award for each management level selected to participate in the Plan and such amount is the basis upon which incentive compensation is determined. Depending on the level of achievement, the participant can receive from zero to 150% of the contingent award amount. Payments made under the Long-Term Plan in 1999 are reported in the summary compensation table for the year of payout.

PENSION PLANS

         The following table shows the estimated pension benefits payable to a covered participant at normal retirement age under LG&E Energy's qualified defined benefit pension plans, as well as non-qualified supplemental pension plans that provide benefits that would otherwise be denied participants by reason of certain Internal Revenue Code limitations for qualified plan benefits, based on the remuneration that is covered under the plan and years of service with LG&E Energy and its subsidiaries:

         1999 PENSION PLAN TABLE


    REMUNERATION           15              20               25          30 OR MORE
    ------------           --              --               --          ----------
                                             YEARS OF SERVICE
                                             ----------------
       $100,000              $47,524         $47,524          $47,524         $55,433
       $150,000              $79,524         $79,524          $79,524         $85,133
       $200,000             $111,524        $111,524         $111,524        $111,524
       $250,000             $143,524        $143,524         $143,524        $143,524
       $300,000             $175,524        $175,524         $175,524        $175,524
       $350,000             $207,524        $207,524         $207,524        $207,524
       $400,000             $239,524        $239,524         $239,524        $239,524
       $450,000             $271,524        $271,524         $271,524        $271,524
       $500,000             $303,524        $303,524         $303,524        $303,524
       $550,000             $335,524        $335,524         $335,524        $335,524
       $600,000             $367,524        $367,524         $367,524        $367,524
       $650,000             $399,524        $399,524         $399,524        $399,524
       $700,000             $431,524        $431,524         $431,524        $431,524
       $750,000             $463,524        $463,524         $463,524        $463,524
       $800,000             $495,524        $495,524         $495,524        $495,524
       $850,000             $527,524        $527,524         $527,524        $527,524
       $900,000             $559,524        $559,524         $559,524        $559,524
       $950,000             $591,524        $591,524         $591,524        $591,524
     $1,000,000             $623,524        $623,524         $623,524        $623,524
     $1,050,000             $655,524        $655,524         $655,524        $655,524
     $1,100,000             $687,524        $687,524         $687,524        $687,524
     $1,150,000             $719,524        $719,524         $719,524        $719,524
     $1,200,000             $751,524        $751,524         $751,524        $751,524
     $1,250,000             $783,524        $783,524         $783,524        $783,524
     $1,300,000             $815,524        $815,524         $815,524        $815,524
     $1,350,000             $847,524        $847,524         $847,524        $847,524
     $1,400,000             $879,524        $879,524         $879,524        $879,524
     $1,450,000             $911,524        $911,524         $911,524        $911,524
     $1,500,000             $943,524        $943,524         $943,524        $943,524
     $1,550,000             $975,524        $975,524         $975,524        $975,524
     $1,600,000           $1,007,524      $1,007,524       $1,007,524      $1,007,524
     $1,650,000           $1,039,524      $1,039,524       $1,039,524      $1,039,524
     $1,700,000           $1,071,524      $1,071,524       $1,071,524      $1,071,524


         A participant's remuneration covered by the Retirement Income Plan (the "Retirement Income Plan") is his or her average base salary and short-term incentive payment (as reported in the Summary Compensation Table) for the five calendar plan years during the last ten years of the participant's career for which such average is the highest. The estimated years of service for each named executive employed by LG&E Energy at December 31, 1999 is as follows: 33 years for Mr. Hale; 2 years for Mr. Duncan; 5 years for Mr. McCall; 1 year for Mr. Newton; and 30 years for Mr. Lucas. Benefits shown are computed as a straight life single annuity beginning at age 65.

         Current Federal law prohibits paying benefits under the Retirement Income Plan in excess of $120,000 per year. Officers of LG&E Energy, LG&E and KU with at least one year of service with any company are eligible to participate in LG&E Energy's Supplemental Executive Retirement Plan (the "Supplemental Executive Retirement Plan"), which is an unfunded supplemental plan that is not subject to the $120,000 limit. Presently, participants in the Supplemental Executive Retirement Plan consist of all of the eligible officers of LG&E Energy, LG&E and KU. This plan provides generally for retirement benefits equal to 64% of average current earnings during the final 36 months prior to retirement, reduced by Social Security benefits, by amounts received under the Retirement Income Plan and by benefits from other employers. As part of its employment agreement with Mr. Hale, LG&E established a separate Supplemental Executive Retirement Plan. The special plan generally provides for a retirement benefit for Mr. Hale of 2% for each of his first 20 years of service with LG&E Energy, LG&E or with certain prior employers, 1.5% for each of the next 10 years of service and 1% for each remaining year of service completed prior to age 65, all multiplied by Mr. Hale's final 36 months' average compensation, less benefits payable from the Retirement Income Plan, benefits payable from any other qualified or nonqualified plan sponsored by LG&E Energy, LG&E or certain prior employers, and primary Social Security benefits. Under Mr. Hale's prior employment agreement (see below), he may elect to commence payment of his retirement benefits at age 50. If he retires prior to age 65, Mr. Hale's benefits will be reduced by factors set forth in the prior employment agreement. The special plan will terminate as of the closing of the PowerGen transaction, pursuant to Mr. Hale's new employment agreement with LG&E Energy dated as of February 25, 2000.

         The estimated annual benefits to be received under the Retirement Income Plan and the Supplemental Executive Retirement Plan upon normal retirement at age 65 and after deduction of Social Security benefits will be $789,649 for Mr. Hale; $294,692 for Mr. Duncan; $275,189 for Mr. McCall; $235,730 for Mr. Newton; and $147,172 for Mr. Lucas.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT
ARRANGEMENTS AND CHANGE IN CONTROL PROVISIONS

         On May 20, 1997, Mr. Hale entered into an employment agreement with LG&E Energy for services to be provided to LG&E Energy and its subsidiaries, including LG&E and KU with an initial term of five years ending on May 4, 2003. Under the agreement, Mr. Hale is entitled to an annual base salary of not less than $675,000, subject to annual review by the Compensation Committee, and to participate in the Short-Term Plan and Long-Term Plan. Mr. Hale's agreement with LG&E Energy provides for a short-term incentive target award of not less than 60% of base salary and long-term incentive grants with a present value of not less than 110% of base salary to be delivered two-thirds in the form of performance units/shares and one-third in the form of non-qualified stock options. In addition, the agreement provides that a life insurance policy in the amount of not less than $2 million shall be provided to Mr. Hale at LG&E Energy's expense. LG&E Energy's board of directors may terminate the agreement at any time and, if it does so for reasons other than cause, LG&E Energy must pay Mr. Hale's base salary plus his target short-term incentive award for the remaining term of his employment contract, but not less than two years. Mr. Hale has agreed that this agreement will terminate effective as of the closing of the PowerGen transaction.

         During 1998, officers of LG&E Energy entered into revised change in control agreements, which agreements generally provide for the benefits described below. In the event of a change in control, all such officers of LG&E Energy shall be entitled to the following payment if, within twenty-four months after such change in control, they are terminated for reasons other than cause or disability, or their employment responsibilities are altered: (1) all accrued compensation; (2) a severance amount equal to 2.99 times the sum of (a) his or her annual base salary and (b) his or her bonus or "target" award paid or payable pursuant to the Short-Term Plan. Payments may be made to executives which would equal or exceed an amount which would constitute a nondeductible payment pursuant to Section 280G of the Code, or be subject to an excise tax imposed by Section 4999 of the Code and, in the latter case, LG&E Energy will "gross up" the applicable severance payments to the executive to cover any excise taxes that may be due. The executive is entitled to receive such amounts in a lump-sum payment within thirty days of termination. A change in control encompasses certain merger and acquisitions, changes in Board membership and acquisitions of voting securities of LG&E Energy, and will include the merger with PowerGen. Mr. Hale has agreed that this agreement shall terminate effective as of the closing of the merger, and in consideration of this termination, Mr. Hale has entered into a new employment agreement with LG&E Energy dated as of February 25, 2000. In addition, Mr. Hale and four senior executives agreed to terminate their current change in control agreements with LG&E Energy, in exchange for entering into new employment and change in control severance agreements.

         Also, upon a change in control of LG&E Energy, all stock-based awards shall vest 100%, and all performance-based awards, such as performance units and performance shares, shall immediately be paid out in cash, based upon either the extent to which the performance goals have been met through the effective date of the change in control (as determined by LG&E Energy's Compensation Committee), or the value of the award at the time of the grant, whichever amount is higher. Additionally, executives shall receive continuation of certain welfare benefits and payments in respect of accrued but unused vacation days and for out-placement assistance.